INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 To Current Report of Vista Information Solutions, Inc. on Form 8-K/A of our report dated March 17, 1995, which expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to substantial doubt about Vista Environmental Information, Inc.'s ability to continue as a going concern.

/s/ Deloitte & Touche L.L.P.


San Diego, California

August 1, 1996